Exhibit 5.1

July 26, 2006

Newport Corporation

1791 Deere Avenue

Irvine, CA 92606

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Newport Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of Common Stock reserved for issuance under the Company’s 2006 Performance-Based Stock Incentive Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of such Common Stock under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH a Professional Corporation

/s/ Stradling Yocca Carlson & Rauth